EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

First Seacoast Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	316,411(3)	$10.00	$3,164,110	0.00011020	$348.68
Total Offering Amounts					$3,164,110		$348.68
Total Fee Offsets							$0.00
Net Fee Due							$348.68
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Seacoast Bancorp 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Seacoast Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Stock Market on January 19, 2023.

(3)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any unvested awards of restricted stock and for any grants of stock options and restricted stock.